Exhibit 10.11

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (“Amendment”) is entered into as of this 14th day of March, 2006, between Knoll, Inc., a Delaware corporation (the “Company”), and Kathleen G. Bradley (“Executive”).

WHEREAS, the parties wish to amend the March 23, 2001 Employment Agreement between Executive and the Company, as amended (“Agreement”) in accordance with the direction of the Compensation Committee of the Company’s Board of Directors, as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to become legally bound, the parties agree as follows:

1. All defined terms contained in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Except as specifically set forth herein, the terms of the Agreement shall remain unchanged.

3. Section 5.04 (a) and 5.04 (b) of the Agreement are amended and restated as follows as of the date hereof:

5.04. Compensation upon Termination. (a) In the event of termination of Executive’s employment by the Company (other than for Cause or Disability), or in the event of termination of Executive’s employment by the Company as a result of the Company’s failure to renew this Agreement, or in the event of a termination of Executive’s employment by Executive following a breach of a material provision of this Agreement by the Company, provided that the Executive has given advance written notice to the Company, identifying the basis for the breach in reasonable detail and, except in the event of a failure to pay Base Salary, giving the Company 30 days’ opportunity to cure, the Company shall pay Executive an amount equal to the sum of (i) the Executive’s then current Base Salary, payable in twelve equal monthly installments following the date of such termination, plus (ii) the average of the annual bonuses paid to Executive pursuant to Section 3.01(c) hereof for the two completed fiscal years of the Company that immediately preceded the fiscal year of the Executive’s termination of employment (“Termination Pay”), payable in twelve equal monthly installments following the date of such termination; provided, however, that in order to comply with Internal Revenue Code Section 409A, the payout of the Termination Pay shall be as follows:

(x)	The first six monthly installments shall be paid to Executive on the six-month anniversary of the date of Executive’s termination of employment; and

(y)	The second six monthly installments shall be paid to Executive one installment each on the seventh, eighth, ninth, tenth, eleventh and twelve month anniversaries of the date of Executive’s termination of employment.

(b) The Executive’s rights upon termination of employment with respect to stock options, restricted stock or other incentive awards shall be governed by the terms and conditions of any stock option agreements, restricted stock agreements or as established by the Company with respect to such awards.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the date first above written.

KNOLL, INC.

By:	/s/ Barry L. McCabe
Name: Barry L. McCabe Title: Chief Financial Officer

/s/ Kathleen G. Bradley
Kathleen G. Bradley

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